UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2011

IPC THE HOSPITALIST COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33930	No. 95-4562058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4605 Lankershim Boulevard, Suite 617

North Hollywood, California

(Address of principal executive offices, including Zip Code)

(888) 447-2362

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4)

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 19, 2011, the Board of Directors of the Company appointed Richard H. Kline, III, age 44, to the position of Chief Financial Officer of the Company and Devra G. Shapiro, age 64, to the position of Chief Administrative Officer of the Company, each effective as of November 1, 2011 . From 2007 until March 2011, Mr. Kline served first as Vice President and Chief Financial Officer and later as President and Chief Operating Officer of Castle & Cooke, Inc., a consortium of businesses in real estate, hospitality, golf courses, restaurants, warehousing/logistics, building materials, aviation, life sciences, oil and gas, and transportation. From 1991 to 2007, Mr. Kline was with Ernst and Young, LLP, serving most recently as a Partner in the Assurance and Advisory Business Services group in the Los Angeles office. There are no arrangements or understandings between Mr. Kline and any other person pursuant to which he was appointed as the Chief Financial Officer of the Company. Mr. Kline has no family relationship with any executive officers or directors of the Company. In addition, there have been no transactions, since the beginning of the Company’s current fiscal year regarding Mr. Kline that are required to be disclosed under Item 404(a) of Regulation S-K.

The Company entered into an employment agreement with Mr. Kline, effective November 1, 2011. The employment agreement specifies that Mr. Kline’s employment with the Company is for a term of one year with automatic renewals for additional one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Pursuant to the terms of the employment agreement, Mr. Kline will receive an annual base salary of $350,000 and an initial option to purchase 35,000 shares of our common stock and a grant of 6,000 shares of restricted stock under the 2007 Equity Participation Plan. The options will vest 25% on the first anniversary of the grant date and in equal monthly installments thereafter over the following three years and the restricted stock will vest 25% on each anniversary of the grant date. In addition, Mr. Kline will participate in the Company’s annual bonus program with a target award equal to or greater than 50% of his base salary; provided that the actual bonus earned will be determined based upon the satisfaction of goals and objectives established by the Compensation Committee.

Under the terms of Mr. Kline’s employment agreement, in the event that Mr. Kline’s employment is terminated by us without cause or by Mr. Kline for good reason, Mr. Kline will be entitled to receive (1) continuation of his base salary for 12 months following his termination, (2) payment of any earned but unpaid bonuses, including any pro rata bonus earned during the then current fiscal year, and (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as Mr. Kline and his covered dependents received during employment. In the event that Mr. Kline dies or is terminated due to permanent disability, Mr. Kline will be entitled to receive (1) continuation of up to 75% of the base salary for 12 months following his death or permanent disability, (2) a lump sum cash payment equal to the value of the cost to the Company for providing life and disability insurance for a period of 12 months, (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as Mr. Kline and his covered dependents received during employment and (4) the pro rata portion of the annual bonus earned during the then current fiscal year. In the event Mr. Kline terminates his employment for good reason or is terminated by us without cause or his employment is terminated due to permanent disability or death, and he has been employed by us for over five years, we will continue to provide coverage under our health and dental programs for Mr. Kline and his covered dependents for a period until both Mr. Kline and his spouse at the time of termination become eligible for Medicare coverage.

Mr. Kline has also been designated as a participant in the 2011 Executive Change in Control Plan. In the event that Mr. Kline qualifies for payments under both the 2011 Executive Change in Control Plan and his employment agreement, Mr. Kline will be entitled to the greater benefits provided by either the 2011 Executive Change in Control Plan or his employment agreement.

Pursuant to the 2011 Executive Change in Control Plan, Mr. Kline will be entitled to receive certain severance benefits if his employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 18 months following a change in control. In connection with such change in control termination, Mr. Kline will receive 12 months of his base salary plus one times his annual target short-term incentive bonus for the year in which the termination occurs. In addition, Mr. Kline will be eligible to receive 12 months of continued health and dental coverage on the same terms as he received such benefits during employment. In connection with such change in control termination, any equity awards outstanding on the date of termination held by Mr. Kline will vest immediately at the time of such termination.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated October 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPC THE HOSPITALIST COMPANY, INC.

Date: October 20, 2011	By:	/s/ ADAM D. SINGER, M.D.
Adam D. Singer, M.D. Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated October 20, 2011.